UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2022

Commission File Number: 001-36556

El Pollo Loco Holdings, Inc.

(Exact name of registrant as specified in its charter.)

Delaware	20-3563182
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3535 Harbor Blvd Suite 100, Costa Mesa, California 92626
(Address of principal executive offices)

714-599-5000

(Registrant's Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LOCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Chief Financial Officer

As previously disclosed, on June 2, 2022, El Pollo Loco Holdings, Inc. (the “Company”) appointed Ira Fils as Executive Vice President, Chief Financial Officer of the Company, effective as of June 27, 2022 (the “Start Date”). On June 28, 2022, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Fils. The following summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Employment Agreement provides for a term beginning on the Start Date and ending on the 12th month anniversary of the Start Date, and on such date and on each subsequent anniversary of such date, the term shall, without further action by Mr. Fils or the Company, be extended by an additional one-year period subject to earlier termination as provided in the Employment Agreement (the “Employment Term”).

As previously disclosed, Mr. Fils will receive an annual base salary of $400,000. Mr. Fils will also be eligible for an annual incentive bonus with a target amount equal to 75% of his annual base salary based upon the achievement of specified performance goals as determined by the Company’s Board of Directors. Mr. Fils’ annual incentive bonus for fiscal year 2022 will be an amount equal to or greater than 50% of his target bonus amount. Mr. Fils will also be eligible for an annual grant of restricted stock and/or stock options with an aggregate grant date target value of $500,000, subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and as determined by the Company’s Board of Directors. Mr. Fil’s annual equity grant will be made during the Company’s regular equity grant window, which typically occurs in May of each year. In addition, Mr. Fils will receive an initial grant of restricted stock units with a grant date value of $500,000 during the first open trading window after the Start Date, which will vest in four equal annual installments beginning on the one-year anniversary of the grant date (subject to his continued employment). Mr. Fils will also be eligible to participate in the employee benefit plans available to other executives of the Company.

In addition, the Employment Agreement provides that in the event Mr. Fils’ employment is terminated by the Company without “Cause” or by Mr. Fils with “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Fils will be entitled to receive (i) any amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or pursuant to applicable law (the “Accrued Rights”), (ii) the annual incentive bonus, if any, that Mr. Fils would have been entitled to receive pursuant to the Employment Agreement in respect of the year in which such termination occurs based upon the actual achievement of the performance goals, prorated for the portion of such year during which Mr. Fils served, and (iii) his base salary for a period of twelve (12) months following the date of such termination, and, in the case of (ii) and (iii), subject to Mr. Fils providing a general release of claims in favor of the Company and his compliance with certain restrictive covenants.

The Employment Agreement further provides that in the event Mr. Fils’ employment is terminated by the Company for “Cause,” if Mr. Fils resigns without “Good Reason” or if the Employment Term expires due to the delivery by the Company or Mr. Fils of a “Non-Renewal Notice” (as such terms are defined in the Employment Agreement), Mr. Fils will be entitled to receive (i) his base salary through the date of termination, (ii) except in the cause of termination for “Cause,” any annual incentive bonus earned but unpaid as of the date of termination for any previously completed calendar year, (iii) reimbursement for any reimbursed business expenses properly incurred by Mr. Fils prior to the date of termination, (iv) certain employment benefits, if any, as to which Mr. Fils may be entitled under the Company’s employment benefit plans, and (v) the Accrued Rights.

The Employment Agreement also contains a twelve-month post-termination non-solicitation of employees or consultants clause and a customary confidentiality provision.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated June 28, 2022, between El Pollo Loco Holdings, Inc. and Ira Fils
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.

Date: July 1, 2022	By:	/s/ Anne E. Jollay
		Name:	Anne E. Jollay
		Title:	Corporate Secretary